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Exhibit 18

March 30, 2010

Board of Directors
Oxford Industries, Inc.
222 Piedmont Avenue, NE
Atlanta, Georgia 30308

Ladies and Gentlemen:

        Note 1 of Notes to the consolidated financial statements of Oxford Industries, Inc. included in its Form 10-K for the year ended January 30, 2010 describes a change in the method of accounting for the valuation of certain inventories from the lower of cost, as determined by the first-in, first-out (FIFO) method, or market, to the lower of cost, as determined by the last-in, first-out (LIFO) method, or market. There are no authoritative criteria for determining a "preferable" inventory accounting method based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,
/s/ Ernst & Young LLP

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  Exhibit 18